UNITED STATES
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SCHEDULE 14A
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Enhabit, Inc.
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On June 24, 2024, Enhabit, Inc. sent a letter to stockholders in connection with its upcoming 2024 Annual Meeting of Stockholders scheduled for July 25, 2024. The Company issued the letter to address misstatements made by AREX Capital Management, LP. The full text of the letter follows and can also be found at https://investors.ehab.com.

enhabit
Home Health & Hospice

enhabit
enhabit

Protect the Value of Your Investment:

Vote the Enclosed **YELLOW** Proxy Card **"FOR"** Enhabit's Highly Qualified and Committed Director Nominees

38% of non-Medicare visits are now in payor innovation contracts at improved rates ...

Visits from payor innovation contracts as a percentage of total non-Medicare visits:

Non-Medicare revenue per visit:

Two national contracts: start dates of May 1, 2023 and January 1, 2024
6%
10%
19%
22%
38%
Q1 23
Q2 23
Q3 23
Q4 23
Q1 24
$136
$140
$145
FY 22
FY 23
Q1 24

Our contracting strategy has enabled us to capture additional value from Medicare Advantage payors. Discount to Medicare now 0% to 25% (vs. 35% to 40% at the time of separation).

Source: Company filings and presentations

enhabit

- ☑ Jeffrey W. Bolton
- ☑ Tina L. Brown-Stevenson
- ☑ Charles M. Elson
- ☑ Erin P. Hoeflinger
- ☑ Barbara A. Jacobsmeyer
- ☑ Susan A. La Monica
- ☑ Stuart M. McGuigan
- ☑ Gregory S. Rush
- ☑ Barry P. Schochet

Enhabit Demonstrates Progress to Stabilize Business and
Position Company for Profitable Growth
Addresses Misleading Claims Made by AREX
AREX’s Attempt to Take Control of Enhabit’s Board Threatens Stabilization of Business
Recommends Stockholders Vote FOR Enhabit’s Director Nominees on the YELLOW Proxy Card

DALLAS, June 24, 2024 – Enhabit, Inc. (NYSE: EHAB), (“Enhabit” or the “Company”), a leading home health and hospice provider, today sent a letter to stockholders in connection with its upcoming 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) scheduled for July 25, 2024. Stockholders of record as of the close of business on June 5, 2024 are entitled to vote at the 2024 Annual Meeting.
The Company issued the following letter to Enhabit Stockholders to address misstatements made by AREX Capital Management, LP (together with its affiliates, “AREX”). The full text of the letter follows and can be found at investors.ehab.com/2024-annual-meeting/, along with Enhabit’s definitive proxy materials and other materials regarding the Board of Directors’ recommendations for the 2024 Annual Meeting.
Dear Fellow Stockholders,
Enhabit is approaching its two-year anniversary as a public company following its separation from Encompass Health Corporation (“Encompass”). During that period, in the face of substantial industry and company-specific headwinds, our Board of Directors (the “Board”) and management team worked hard to stabilize Enhabit’s business and build the necessary infrastructure to enable stockholder value creation as a separate public company. However, rather than focus on the business as it currently stands, AREX continues to criticize past actions, including in many cases those that were made prior to Enhabit’s separation. To be clear, seven of the proposed eight Enhabit independent directors were not even on the Board at that time, having joined the Company on the date of the spin-off or thereafter.
We understand that neither our financial results nor our stock performance has satisfied your expectations – results over the first five quarters certainly did not meet the standard the Board has set for Enhabit. We recognized the issues that we faced and have made demonstrable progress in addressing these issues. Our performance over the last two quarters indicates that the business has stabilized and is positioned for profitable growth moving forward.
While we believe Enhabit has turned a corner, there is still more work to do. We must continue to execute on our initiatives and improve performance. Enhabit has the right Board in place to oversee our value creation initiatives, with a thoughtful balance of experience, diversity and industry knowledge. The Board has been almost wholly refreshed since the separation, with nearly all independent director nominees having a tenure of less than two years. The refreshed Board is engaged and focused on driving our strategy and enhancing value for all stockholders.
AREX, which just five weeks ago was focused entirely on a sale of the Company as the only viable path, is now running a proxy contest to replace seven of the eight independent directors and take control of the Board. AREX is pursuing its contest at exactly the wrong time and with the wrong candidates, and it threatens the recent stabilization of the business.
AREX’s nominees are demonstrably inferior to the Company’s nominees in terms of relevant industry experience, public company board experience, complementary skill sets and career accomplishments. Furthermore, while it appears AREX has attempted to field a slate with the sole purpose of claiming they have Home Health and Hospice experience (to the exclusion of other relevant skills), the industry experience their candidates do possess is largely inapplicable to the specific issues facing Enhabit in today’s industry climate.
AREX has made three primary critiques of the Company’s performance.
1.AREX Assertion: Enhabit is hemorrhaging Medicare Fee-for-Service home health market share.
AREX frames this issue in the present tense; however, AREX’s critique focuses on Enhabit’s performance going back to the first quarter of 2021, nearly six quarters before Enhabit became a separate, standalone company from Encompass, and when nearly all of our proposed director candidates were not on the Encompass Board.

What’s more, AREX’s assertion illustrates that it does not understand past and present market dynamics. For example:
•Following the separation, it became clear that patients were trending from traditional fee-for-service Medicare, the more profitable payor, to Medicare Advantage plans more quickly than the industry as a whole anticipated. At that time, traditional Medicare made up approximately 75% of Enhabit’s total Home Health revenue.
•Furthermore, referral sources needing to service a mix of Medicare and Medicare Advantage patients were seeking providers that would take all patients.
•As a result, not only were we not growing, but we were also losing Medicare fee-for-service business we had because we were not seen as “full service”.
•Conversely, our peers’ mix of Medicare was declining over a slower and longer period because they had been slowly growing Medicare Advantage. Our existing payor contracts negotiated prior to the separation by a different management team or inherited as part of acquisitions prior to the separation, did not allow us to keep pace.
While AREX claims that the Board did not identify these issues and develop a timely remediation strategy, in fact, the root causes were identified, and change was implemented, as quickly as possible. We are working aggressively to regain an advantaged position, and those efforts are bearing fruit:
•Beginning around the time of the separation, Enhabit implemented its payor innovation strategy, which centered around negotiating Medicare Advantage contracts with existing and new payors at better rates. We have negotiated 64 new contracts since the time of the spin-off and have a strong pipeline of additional opportunities.
•The discount of these contracts to Medicare is now 0% to 25% (vs. 35% to 40% at the time of separation). This success has driven an improving Medicare Advantage rate and steady increases in our non-Medicare revenue per visit. We expect future contracts will continue to enhance the profitability of the business.
•We have been successful with this part of our strategy and have stabilized the decline of Medicare admissions. Today our Home Health Medicare revenue mix is 61%, which is in-line with Amedisys, our only public peer with a similar business and payor mix.
•With the appropriate contracts in place, we have implemented additional strategies to regain Medicare market share. Our actions include, but are not limited to:
1)Evaluating each sales team member for their “book of business” to ensure that the business maintains an effective payor mix;
2)Training and retraining business development representatives to ensure they are appropriately messaging Medicare vs. Medicare Advantage;
3)Piloting changes in sales compensation plans with the primary focus on driving our traditional Medicare business with Medicare Advantage growth; and
4)Developing new payor relationships with an appropriate patient mix.
2.AREX Assertion: Enhabit’s Hospice Business Continues to Lag
•We have been intensely focused on increasing hospice admissions and census. In Q3 2023, we completed implementation of a new staffing model, which enhanced our staffing capacity and improved our recruitment and retention capabilities.
•Once the staffing model was implemented, we could enhance our business development. This includes building sales headcount (currently a year over year increase) and enhancing our ability to further diversify referral sources. We are also using data from loss loyalty reports to strengthen referral source relationships.

•In addition, we reallocated certain hospice resources to form centralized admissions departments and are building efficiencies in the referral to admission process.
Together, these initiatives have led to tangible results. Enhabit’s hospice revenue grew by 2.9% from Q2 2022 to Q1 2024, while Amedisys’ revenue grew by 1.3% during the same period. Similarly, Enhabit’s hospice admissions grew by 6.9% from Q2 2022 to Q1 2024, while Amedisys’ admissions declined by 5.3% during the same period. Enhabit’s monthly hospice census has continued to increase sequentially in Q2 2024.
3.AREX Assertion: Enhabit’s Overhead is Not Optimized
AREX asserts that Enhabit’s home office costs are unacceptably high relative to what they were at the time of the spin-off. However, this is exactly what Encompass publicly communicated prior to Enhabit being a public company.
Enhabit needed to build out certain public company functions, such as IT systems and the finance organization. In fact, Enhabit outperformed the estimated standalone cost plan for 2023 by 15%, a point which was acknowledged by AREX.
AREX also incorrectly asserts that there are “significant cost savings opportunities” based on a crude comparison of our overhead costs to “public peers”, which inherently ignores differences in the size, business models and cost allocation methodologies and doesn’t account for the lack of true public peers for Enhabit. Furthermore, Enhabit’s home office G&A as a percentage of revenue is at approximately 10%, which is ahead of our closest public peer, Amedisys, at approximately 11%. Notably, Enhabit achieved this level of efficiency while also being less than half the size of Amedisys.
Enhabit continues to seek out and evaluate opportunities to reduce overhead costs while maintaining the appropriate infrastructure to support operations.
In addition to these critiques, AREX also criticizes our recent strategic review, with AREX stating that its “analysis and diligence have left us profoundly skeptical of the integrity and effectiveness of the Company’s strategic review process.” We have previously made public highly detailed disclosures about our strategic review process to put to rest any doubt that the Company did not run a comprehensive and exhaustive process. In addition to searching broadly for potential bidders, the Company publicly announced the review process, ensuring that any unidentified bidders had an opportunity to contact Enhabit and become part of the process. AREX’s claims that its distrust of the process is rooted in its “analysis and diligence” is simply not credible.
Prior to the termination of our strategic review on May 8, 2024, AREX indicated to us that its nomination of seven directors was a “placeholder” and that they did not intend to run a contest if the Company announced a sale. Since May 8, 2024, AREX has pivoted its approach to justify its attempt to take control of the Board. AREX stated it will publish a likely hastily drafted yet-to-be-disclosed “plan”, despite not having provided any operational suggestions to the Company over the past year. Until that time, they were singularly focused on achieving a sale of the Company, stating that “it seems manifestly clear that the appropriate path for the Company is a sale”, which is “the only acceptable outcome for this [strategic review] process.”
We have the right strategy and right set of directors to oversee our strategy and the management of Enhabit. We have stabilized the business over the past two quarters and positioned the Company for success going forward. We urge you to protect the value of your investment and vote for Enhabit’s superior Board via the YELLOW proxy card today.
Thank you for your continued support of and investment in Enhabit.
Sincerely,
The Enhabit Board of Directors

If you have questions or need assistance voting your shares, please contact:
Toll-Free: 1-800-322-2885
Or
Email: Enhabit@MacKenziePartners.com
About Enhabit Home Health & Hospice
Enhabit Home Health & Hospice (Enhabit, Inc.) is a leading national home health and hospice provider working to expand what’s possible for patient care in the home. Enhabit's team of clinicians supports patients and their families where they are most comfortable, with a nationwide footprint spanning 255 home health locations and 112 hospice locations across 34 states. Enhabit leverages advanced technology and compassionate teams to deliver extraordinary patient care. For more information, visit ehab.com.
Forward-Looking Statements
Statements contained in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking information speaks only as of the date hereof, and Enhabit undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are based upon current information and involve a number of risks and uncertainties, many of which are beyond our control. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from our present expectations include, but are not limited to, our ability to execute on our strategic plans, regulatory and other developments impacting the markets for our services, changes in reimbursement rates, general economic conditions, changes in the episodic versus non-episodic mix of our payors, the case mix of our patients, and payment methodologies, our ability to attract and retain key management personnel and health care professionals, potential disruptions or breaches of our or our vendors’, payors’, and other contract counterparties’ information systems, the outcome of litigation, our ability to successfully complete and integrate de novo locations, acquisitions, investments, and joint ventures, our ability to successfully integrate technology in our operations, our ability to control costs, particularly labor and employee benefit costs, and impacts resulting from the announcement of the conclusion of the strategic review process. Additional information regarding risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in this press release are described in reports filed with the SEC, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, copies of which are available on the Company’s website at http://investors.ehab.com and free of charge through the website maintained by the SEC at www.sec.gov. We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this press release.
Important Additional Information and Where to Find It
The Company has filed a definitive proxy statement on Schedule 14A and other documents with the SEC in connection with its solicitation of proxies from the Company’s stockholders for the Company’s 2024 annual meeting of stockholders. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING YELLOW PROXY CARD, AND ALL OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying YELLOW proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Investors” section of the Company’s website, http://investors.ehab.com, or by contacting InvestorRelations@ehab.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Investor relations
Crissy Carlisle
investorrelations@ehab.com
469-860-6061
Media
Erin Volbeda
media@ehab.com
972-338-5141